Exhibit 99.1

FOR IMMEDIATE RELEASE

YOU On Demand Raises $3.6 Million in Private Placement

(New York, NY 8/31/12) - YOU On Demand Holdings, Inc. (NASDAQ: YOD), China's leading national Pay-Per-View (PPV) and Video On Demand (VOD) platform, announced today that it has closed on a private placement with both institutional and accredited investors.  The Company received gross proceeds of $3,585,000 through the sale of 646,250 Class A units and 250,000 Class B units, each at $4.00 per unit.  Each Class A unit consists of one share of common stock and one five-year warrant to purchase one share of common stock at $4.25.  Each Class B unit consists of one share of preferred stock convertible into one share of common stock at $4.00 and one five-year warrant to purchase one share of common stock at $4.25.  For a more detailed summary of the material provisions of the Financing Agreements please see the Company's current report on Form 8-K that was filed with the Securities and Exchange Commission today at www.sec.gov.

YOU On Demand intends to use the proceeds from the financing for the continued development of its national Pay-Per-View and Video On Demand platform in China, marketing and promotions, and general corporate purposes.

Chardan Capital Markets, LLC acted as the placement agent for the private placement (www.chardancm.com).

About YOU On Demand Holdings, Inc.
YOU On Demand is the leading national Pay-Per-View and Video On Demand platform in China. The Company offers high quality premium content to customers across China through its Near Video On Demand (NVOD), Video On Demand (VOD) and Subscription Video On Demand (SVOD) services. The Company consists of a portfolio of businesses that include alliances with leading media operators, comprehensive end-to-end content delivery, an exclusive billing solution, governmental partnerships and approvals, and value added services.

YOU On Demand has secured strategic partnerships with the largest media entities in China, and has a highly experienced management team with a strong background in Cable, Television, Media and Telecom. The company is headquartered in New York, NY, with its China headquarters in Beijing.  For more information, visit http://www.yod.com.

SafeHarbor Statement
This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein
YOU On Demand
212-206-1216
Jason.Finkelstein@yod.com